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                              Verizon Hawaii Inc.


                                                                      EXHIBIT 12
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                               Years Ended December 31,
                                                -----------------------------------------------------------------------------
(Dollars in Millions)                                     2001           2000            1999           1998            1997
-----------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                $ 81.3         $135.1          $151.8         $101.3          $103.3
Equity in loss from affiliate                              5.3            ---             ---            ---             ---
Interest expense                                          38.9           37.9            39.6           44.1            39.2
Portion of rent expense representing interest              2.6            4.1             3.5            4.3             4.8
Amortization of capitalized interest                        .2             .2              .2             .2              .1
                                                -----------------------------------------------------------------------------
Earnings, as adjusted                                   $128.3         $177.3          $195.1         $149.9          $147.4
                                                =============================================================================

Fixed charges:
Interest expense                                         $ 38.9        $ 37.9          $ 39.6         $ 44.1          $ 39.2
Portion of rent expense representing interest               2.6           4.1             3.5            4.3             4.8
Capitalized interest                                         .4            .5              .3             .6             2.0
                                                -----------------------------------------------------------------------------
Fixed Charges                                            $ 41.9        $ 42.5          $ 43.4         $ 49.0          $ 46.0
                                                =============================================================================

Ratio of Earnings to Fixed Charges                        3.06           4.17            4.50           3.06            3.20
                                                =============================================================================
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